Exhibit 10.2

                                     DynCorp
                         Management Incentive Plan (MIP)

                               Revised March, 1997

I.       PURPOSE

         The purpose of the Management Incentive Plan (MIP) is to motivate and reward key managers for their achievement of preestablished, measurable objectives that contribute to the success of the company and/or organizational unit.

II.      GENERAL DESCRIPTION

         At the beginning of the Plan Year, company and/or unit financial and key operational objectives, individual performance objectives and target incentive awards will be established and confirmed in writing for each Plan participant.

         At the conclusion of the Plan Year, the achievement of the specified individual objectives will be scored and weighted for each participant and together with the achievement level of the company and/or organizational unit will be used to determine the actual amount of the incentive award.

III.     RESPONSIBILITIES

         A. The Corporate Vice President, Human Resources is responsible for administering the Plan.

         B. Strategic Business Unit (SBU) Executives and Corporate Staff Officers are responsible for nominating participants to be included in the plan, recommending appropriate objectives for participants, evaluating participant performance and recommending individual incentive award amounts.

         C. The SBU Executives and Corporate Staff Officers are responsible for recommending the amount to be budgeted across the group for the Plan target pool, establishing the organizational unit operating objectives, approving managers selected for participation, apportioning the group target pool to the organizational units, recommending actual award pools and approving individual incentive awards.

         D. The Chief Executive Officer (CEO) is responsible for approving the Plan target pool and actual award pools for each sector or Corporate financial organization, and approving any exceptions to the Plan.

         E. The Compensation Committee Board of Directors (the Committee) is responsible for amending the Plan, and approving the Plan target pool and the actual award pool for the company.

IV.      DEFINITIONS

         A.       Adjusted Operating Profit (AOP)

                  Operating profit less a Net Asset Adjustment.

         B.       Average Net Assets

                  The average of the net assets assigned to the organizational unit at the beginning of the Plan Year and at the end of each month during the year through November. The net asset base will be the total assets assigned to said operation reduced by any non-interest bearing liabilities attributable to the unit, and exclusive of intercompany accounts, marketable securities and other non-operating accounts assigned to the Company.

         C.       Base Salary

                  The basic annual salary rate of a participant as of January 1 of the Plan Year or, if later, the time he or she is approved as a potential participant for a given year, exclusive of overtime, per diem, bonuses, or any other premiums, special payments, or allowances.

         D.       EBITDA

                  Earnings of DynCorp before deductions for interest, taxes, depreciation, discontinued operations, and merger/acquisition costs, as recorded on the books and records of the Corporation.

         E.       Key Manager

                  Those   employees   holding   management   positions  who  are
                  designated as eligible under the provisions of the MIP.

         F.       Net Asset Adjustment

                  The average net assets times a Net Asset Adjustment. The percentage adjustment shall be at least equal to the weighted average of the company's projected cost of capital for the Plan Year. Only under extraordinary circumstances will this percentage be set at less than 12%. The projected cost of capital for each year will be as established in that year's business plan.

         G.       Operating Profit

                  Earnings of the applicable organizational unit (i.e., branch, division, subsidiary, group, etc.,) after ESOP and after all accruals, but before the Company's G&A Expense, Interest and Dividend Income, Interest Expense, Net Asset Allocation and taxes on income.

         H.       Plan Year

                  The period commencing January 1 and ending December 31 of the year for which performance is being measured.

         I.       Target Award

                  The dollar amount that a Participant is eligible to receive if the combined performance of the participant and the organizational unit is at an achievement level of 100% of the established performance objectives.

V.       ELIGIBILITY

         Eligibility for participation in the Plan will be limited to key managers in the operating groups and Corporate Headquarters who have significant impact on the overall performance and profitability of the company and/or their organizational unit.

         All participants in the Plan must be approved in advance by the SBU President or Corporate Staff Officer.

         A minimum of six months in an eligible position is required for participation in the Plan. Participation for individuals with less than six months must be approved by the CEO as an exception to the plan.

         With the exception of retirement or death, participants must be actively (on the payroll) employed on the date the awards are paid in order to receive a management incentive award. At its sole discretion, DynCorp may make an award to a former employee, or to the former employee's estate, in such amount as the Company may deem appropriate.

         Participation   in  the  plan  terminates  on  the  date  the  employee
         terminates   employment   with  the  Company,   whether   voluntary  or
         involuntary.

VI.      TARGET POOL FUNDING

         At the beginning of the Plan Year a management incentive target pool will be established for each Corporate staff function and organizational unit. Several factors are considered in determining the size of each target pool. These include: the number of key managers to be incentivized; the target award level assigned to each manager; and the EBITDA and/or AOP objective of the company or unit. The target pool when established should be equal to the sum of the target awards for all participants plus the portion earmarked for key contributor awards.

         A key contributor pool may be established as part of the total target award pool to recognize the performance of other managers and employees who are not specifically designated as participants with a target preestablished at the beginning of the year. Key contributors are those select employees who stand out as having made a significant contribution to the overall performance of the unit during the Plan Year.

         As a general rule, the sum of the individual target pools for all incentive plans within a Corporate staff function or a SBU or major P&L center will not exceed twelve percent of the group AOP objective. The CEO will approve the amount to be apportioned to each of the unit MIP target pools. At year end the actual award pool will be adjusted upward or downward proportionate to the achievement level of the company or operating unit against budgeted EBITDA and/or AOP and other key operational objectives.

VII.     TARGET AWARDS

         At the beginning of the Plan Year, a target award, expressed in the form of a dollar amount, will be established for each participant based on the employee's position level and degree of impact on the overall results of the organizational unit. Target awards will typically range from 5% to 25% (in 5% increments) of the participant's base salary, or target may be expressed in dollar amount ($100 increments). For employees who are not employed for the entire plan year due to death, disability, retirement or being a new hire the Target Award will be prorated based upon the number of months employed by the Company as a percentage of the full Plan Year. Target awards at or above 30% of base salary require CEO approval subject to the provisions of Section V.

VIII.    ESTABLISHMENT OF COMPANY OBJECTIVES

         At the beginning of the Plan Year an EBITDA objective will be established and will account for 50% of the individual target bonus.

IX.      ESTABLISHMENT OF ORGANIZATIONAL UNIT OBJECTIVES

         At the beginning of the Plan Year an AOP objective will be set for each organizational unit along with key operational performance objectives.

         The AOP objective, for purposes of the plan, should be set at an achievement probability of approximately 80%. At this level an above average performance from the management team will be required in order to achieve the objective.

         The SBU or major P&L center will have a financial weighting of 60% and individual performance will have a weighting of 40%.

         The operational performance objectives should address the four to six key areas of performance that are critically important to the continued success of the organizational unit. The objectives must be quantitative in nature to permit an accurate and objective measurement of the degree to which they were achieved. Categories to consider for operational objectives include, but are not limited to, the following: quality and process improvement; overhead efficiency; direct labor utilization; business expansion; award fee evaluations; and safety performance.

         A weighting factor is placed on both the AOP objective and the operational objectives. The weightings should help focus management on the areas of performance that most need to be emphasized during the Plan Year. The AOP objective will typically be weighted at 60% or higher. However, in some organizational units the financial performance may not be subject to much risk, nor can it be greatly influenced by management. In this case, a higher weighting may be placed on the operational objectives.

X.       ESTABLISHMENT AND MEASUREMENT OF INDIVIDUAL PERFORMANCE OBJECTIVES

         At the beginning of each Plan Year, specific individual performance objectives will be established and confirmed in writing for each participant. At year end, the individual's performance will be measured in relation to these preestablished objectives to produce an individual performance achievement level.

         Individual performance objectives should be established according to the following guidelines:

         1. Each MIP participant will have six to eight written objectives that have been jointly agreed to by the participant and his or her supervisor.

         2. Performance objectives should be aligned with company and/or SBU objectives established and communicated by the CEO as well as objectives established for the participant's immediate organization. Objectives covering each of the following areas will typically be included in the objectives established by each line executive:

                  o        Financial and operational performance
                  o        Human resources management
                  o        Quality and process improvement
                  o        Business development
                  o        Customer satisfaction

         3.       Objectives will be both quantitative and qualitative in nature
                  and  will  include  non  financial  as  well  as   appropriate
                  financial related goals.

         4.       Objectives will be highly measurable.

         5. Objectives will have performance criteria thoroughly established in advance to enable individuals to monitor their own performance in relation to their objectives, and to provide an objective measurement at year-end.

         6.       Up  to  1/2  of  the  individual   performance  assessment
                  may be discretionary.

         At the conclusion of the Plan Year, the participant's achievements in relation to each objective will be evaluated, with a rating of 100% indicating that the individual fully met the objective. The scores are then totaled to yield an overall individual performance percentage.

XI.      AWARD POOL DETERMINATION

         The actual award pool that is authorized for distribution to participants within an organizational unit is determined by measuring the achievement level of the preestablished EBITDA and/or AOP and key operational objectives.

         The EBITDA and/or AOP achievement level is calculated by dividing the actual EBITDA and/or AOP, by the EBITDA and/or AOP target objective.

         Each of the operational objectives are evaluated and scored and equated to a preestablished target achievement level. The sum of the achievement level percentages for the operational objectives is then multiplied by a predetermined weighting factor. The AOP achievement level percentage is likewise weighted. The two weighted scores are then added together and the resulting Organizational Unit Award percentage is applied to the target pool to derive the actual award pool.

         The size of the actual award pool at Corporate will be based solely on the EBITDA achievement level of the company overall.

         A threshold achievement level of 75% of the target AOP or EBITDA objective is required in order for formula awards to be made within a unit or a company level. The CEO approval may on a discretionary basis authorize the payment of awards where unusual or extraordinary circumstances contributed to the below threshold performance. The award for any participant may range from 0 to 150% of the established target amount.

         The CEO reserves the right to adjust the size of the actual award pools at the unit level to reflect extraordinary or unusual circumstances. However, the sum total of such adjustments cannot exceed the amount that would have otherwise been awarded within the SBU through the formula calculation without CEO approval.

XII.     INDIVIDUAL AWARD DETERMINATION

         The determination of individual awards is carried out in three steps.

         First, the target award for each individual is multiplied by the Company or Organizational Unit Award percentage. This step spreads the performance results proportionately across all participants to produce an Adjusted Target Award.

         Second, the degree to which the participant achieved each of his/her individual objectives is evaluated and scored. The achievement percentages for each objective are then totaled to produce a composite individual performance factor. This factor is then applied against the adjusted target award from step one to yield a formula award.

         Third, if the sum of the individual formula awards are less than or greater than the authorized award pool, a uniform prorata adjustment is applied against the individual formula awards. The maximum award for any participant will be 150% of the established target amount.

         Awards  to key  contributors  are  set at the  discretion  of the  unit
         managers.   The  key   contributor   pool  is   factored  by  the  same
         organizational unit award percentage to derive the payout pool.

         The following table summarizes the weighting of each of the three performance measurement components:

                                 TABLE 1
         Weighting of Performance Measurement Components

                  PERFORMANCE MEASUREMENT &
                  ORGANIZATIONAL WEIGHTING

                               Company          Organizational
                              Financial        Unit's Financial      Individual
          MIP PARTICIPANT    Performance         Performance        Performance


           Corporate Staff
             Executives          50%                                    50%


           SBU & Major
           P&L Executives                             60%               40%

XIII.    ADMINISTRATION

         Individual awards will be consolidated and the actual award pool recommended for allocation to participants will be submitted to the Corporate Vice President Human Resources by the end of January for approval by the CEO.

         Payments will be made in cash as soon as practical after the conclusion of the Plan Year, typically early to mid March.

         Any exceptions to the plan must be approved by the CEO and the Vice President-Human Resources. Nothing in the plan or in any action taken hereunder shall affect the Company's right to terminate at any time and for any reason the employment of any employee who is a participant in the plan.

XIV.     SAMPLE AWARD CALCULATION

         The example on the attached pages illustrates how the Plan formula is applied to calculate the incentive award for a operational or staff participant.

         ASSUMPTIONS:

              o   Target Pool                                     $250,000

              o   Manager's Target Award                         $   8,000

              o   Manager's Individual Performance Factor             103%

              o   EBITDA and/or AOP Objective                        $5.0M

              o   EBITDA and/or AOP Weighting                          60%

              o   Key Operational Objectives Weighting                 40%

              o   Actual EBITDA and/or AOP                           $4.8M

              o   Actual Key Operational Objectives                    84%
                  Composite Average

DETERMINATION OF AWARD POOL:

     Actual EBITDA      divided   EBITDA and/or             EBITDA and/or AOP
       and/or AOP         by      AOP Objective      =      Achievement Level


         $4.8M          divided      $5.0M           =            96%
                           by

        EBITDA and/or                                       EBITDA and/or
     AOP Achieve Level     x        Weighting      =        AOP Percentage

         96%               x            60%        =             57.6%


     Key Operational
     Objectives Composite                                  Key Operational
         Average           x        Weighting      =    Objectives Percentage

         84%               x            40%        =             33.6%


     EBITDA and/or                 Key Operating        Organizational Unit
     AOP Percentage       +       Obj. Percentage  =      Award Percentage

         57.6%            +           33.6%        =             91.2%


                                Organizational Unit
     Target Pool          x      Award Percentage  =        Actual Award Pool

       $250,000           x            91.2%       =          $228,000

DETERMINATION OF INDIVIDUAL AWARDS:

                                Organizational Unit             Adjusted
     Target Award         x       Award Percentage   =        Target Award

         $8,000           x            91.2%         =            $7,296


        Adjusted                   Individual
     Target Award          x    Performance Factor   =        Formula Award

         $7,296            x            103%         =           $7,515


     PRORATA ADJUSTMENT                              =        102%

     FINAL AWARD                                     =        $7,666